UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
December 20, 2004 (December 20, 2004)

Commission file number 0-15436
_______________________

PLM EQUIPMENT GROWTH FUND LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

California	94-2998816
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Nyala Farms
Westport CT	06880
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (203)-341-0555
_______________________

Item 8.01       Other Events.

Except as described herein, PLM Equipment Growth Fund Liquidating Trust (the “Liquidating Trust”) has now liquidated all of its assets, paid all of its known liabilities and settled all of its outstanding litigation. As a result, the Liquidating Trust has declared and paid a final cash distribution on December 20, 2004 of approximately $1.799 per unit of beneficial interest. In total, an aggregate of approximately $10.5 million is being distributed to the holders of beneficial interest units of the Liquidating Trust. Effective upon such distribution, the Liquidating Trust will be terminated.

The Liquidating Trust currently has accounts receivables with a book value of approximately $150,000 still outstanding the collection of which is not assured. Cash collected from these receivables will be retained by PLM Financial Services, Inc., the Liquidating Trustee of the Liquidating Trust to pay for costs and any unknown expenses arising after the Liquidating Trust’s termination. Such costs may include those relating to storage and records retention, responding to investor inquiries, property taxes, legal fees, accounting fees or other miscellaneous expenses. After a maximum of three years, any remaining cash will be distributed to the beneficial interest unit holders of record as of December 20, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PLM EQUIPMENT GROWTH FUND LIQUIDATING TRUST

By: PLM Financial Services, Inc.
Trustee

By: /s/ Richard K Brock
Richard K Brock
Chief Financial Officer

Date: December 20, 2004